As filed with the Securities and Exchange Commission on February 17, 2005 Registration Statement No.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               NUTRITION 21, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                NEW YORK                              11-2653613
     (STATE OR OTHER JURISDICTION OF     (I. R. S. EMPLOYER IDENTIFICATION NO.)
      INCORPORATION OR ORGANIZATION)


                              4 MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                                 (914) 701-4500
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
        INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                BENJAMIN T. SPORN
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              4 MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                                 (914) 701-4500
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                        COPIES OF ALL COMMUNICATIONS TO:
                              OSCAR D. FOLGER, ESQ.
                                521 FIFTH AVENUE
                            NEW YORK, NEW YORK 10175
                              PHONE (212) 697-6464

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. x If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ? If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ? If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ?

                             -----------------------

                         CALCULATION OF REGISTRATION FEE

================================  ================  =====================  ====================  ==================
                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM
TITLE OF EACH CLASS OF               AMOUNT BEING   OFFERING PRICE         AGGREGATE             AMOUNT OF
SECURITIES BEING REGISTERED           REGISTERED    PER SHARE (1)          OFFERING PRICE        REGISTRATION FEE
--------------------------------  ----------------  ---------------------  --------------------  ------------------
 Common Stock par value $0.005        7,388,212          $1.24                $9,161,383           $1,078.30
================================  ================  =====================  ====================  ==================

(1) Estimated for purposes of computing the registration fee pursuant to Rule 457(c) at $1.24 per share based upon the average of the high and low prices of $1.31 and $1.17 on February 15, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the Selling Security Holders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             ----------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY __, 2005

PROSPECTUS

                               NUTRITION 21, INC.
                             Up to 7,388,212 Shares
                                  Common Stock

                        --------------------------------

         This prospectus relates to the offering and sale of up to 7,388,212 shares of our common stock by the shareholders listed under "Selling Security Holders" beginning on page 13. Nutrition 21's common stock is traded on the Nasdaq SmallCap Market System under the symbol NXXI. As reported by Nasdaq for February 15, 2005, the last sale price for Nutrition 21's common stock was $1.18.

                              ---------------------

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.   SEE "RISK FACTORS" BEGINNING
ON PAGE 5.
---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY __, 2005.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

The Company                                                                  4

Risk Factors                                                                 5

Forward Looking Statements                                                  11

Use of Proceeds                                                             11

Description of Securities                                                   11

Selling Security Holders                                                    13

Plan of Distribution                                                        16

Legal Matters                                                               17

Experts                                                                     17

Material Changes                                                            18

Where You Can Find More Information                                         18

Incorporation by Reference                                                  18

Indemnification                                                             19


                                   THE COMPANY

         We are a New York corporation that was incorporated on June 29, 1983.

         We own 27 U.S. patents for chromium compounds and their uses, and 9 other U.S. nutrition patents. Our proprietary technologies focus on chromium picolinate and its relationship to insulin resistance, a condition implicated in type 2 diabetes, cardiovascular disease, obesity and depression.

         Based on reports on retail sales published by SPINS and Information Resources Inc., two sales and marketing data reporting companies, our Chromax(R) brand chromium picolinate is the leading branded chromium solD as a chromium supplement. We sell Chromax and other ingredients to customers who incorporate these ingredients into over 900 multi-ingredient products in the U.S. vitamin and mineral market. These products are sold by our customers under a variety of brands throughout the world through natural/health food stores, supermarkets, drug stores, and mass merchandisers, and also through direct sales and catalogue sales.
         We are transitioning to a new business model in which we plan to use health care channels to market and distribute our branded products. We expect that our first two branded products will be Chromax for people with insulin resistance, and Diachrome(R) for people with type 2 diabetes. Diachrome consists essentially of Chromax chromium picolinate and biotin. To this end, we are engaged in a research program to explore the role of chromium in insulin function, to expand our patent portfolio and to create a strong body of professional and scientific articles in journals that are reviewed pre-publication by scientific experts. This process of scientific review is also known as "peer review." Examples of journals in which such reports have been published include American Journal of Clinical Nutrition, The Journal of FASEB, and American Diabetes Association's journal, Diabetes Care.

         Our executive offices are located at 4 Manhattanville Road, Purchase, New York 10577 and our telephone number at that address is 914-701-4500. Our website address is www.nutrition21.com.

                                  RISK FACTORS

         An investment in the offered shares involves a high degree of risk. Prospective investors should understand that they may lose their investment and should consider carefully the following risk factors in making their investment decision.

WE HAVE NOT BEEN PROFITABLE FOR THE LAST THREE FISCAL YEARS, AND MAY REMAIN UNPROFITABLE FOR THE FORESEEABLE FUTURE.

         We had a net loss of $5.901 million for the fiscal year ended June 30, 2004, $10.506 million for the fiscal year ended June 30, 2003 and $6.011 million for the fiscal year ended June 30, 2002. We have had net operating losses periodically from our inception as a Company in 1983 through the fiscal year ended June 30, 2004. As of June 30, 2004, our accumulated deficit was approximately $54.924 million.

         We will likely continue to be unprofitable in the future should we fail to make strategic alliances for the products we propose in the health care market and should we be adversely affected by the other risk factors listed below. We will also need to raise additional funds. Our results will be adversely affected should there be a decline in sales of chromium picolinate so long as our revenues are primarily derived from the sale of this product.

SEVERAL RESEARCHERS HAVE QUESTIONED THE SAFETY OF CHROMIUM PICOLINATE, AND WE MAY BE LIABLE FOR DAMAGES IF OUR PRODUCTS HAVE HARMFUL SIDE EFFECTS.

         In 1995 and 2002, a research group headed by Dianne Stearns, Ph.D. (University of Dartmouth College and Northern Arizona University) administered chromium picolinate in a laboratory to Chinese hamster ovary cell lines and reported safety concerns. Also, in 2003, a research group headed by John

Vincent, Ph.D. (University of Alabama) administered chromium picolinate to fruit flies and reported safety concerns.

         The Company believes that chromium picolinate is safe for humans. The U.S. Food and Drug Administration engaged the Institute of Medicine ("IOM") to review the safety of chromium picolinate, among other supplements, and the IOM concluded in 2004 chromium picolinate is safe when used in a manner consistent with published clinical data, and that no further studies are necessary. After a safety review in 2003 and 2004, the United Kingdom's Food Standard Agency concluded chromium picolinate is safe. However, the Stearns and Vincent studies can nevertheless reduce the marketability of our products. In addition, if in fact safety concerns are well founded for humans, our viability will be affected since our revenues are primarily derived from the sale of chromium picolinate for inclusion in nutritional supplement products.

         Harmful effects could also result in legal action against our Company. We have $2.0 million of product liability insurance for the products we currently market and intend to obtain product liability insurance for products we will market in the future. We may not succeed in obtaining additional insurance or obtaining insurance sufficient to cover all possible liabilities. No material liability claims have been asserted against us to date.

WE HAVE LIMITED EXPERIENCE IN SALES OF BRANDED PRODUCTS TO THE CONSUMER MARKET, AND WE HAVE NOT BEEN SUCCESSFUL IN THIS MARKET.

         In August of 2003, we discontinued our investment in the Lite Bites consumer product line and recorded a non-cash $4.4 million charge relating to the discontinuance. Except for Lite Bites, we have not had significant sales of any other consumer product. We think that a major reason for our lack of success in this area is that members of our senior management team have not had significant consumer marketing experience. We recently retained a director for marketing and distribution who has significant experience in marketing therapeutic branded products in health care channels, and we will seek to enter into strategic alliances with companies experienced in this area. Nevertheless, our lack of direct experience may adversely affect our ability to compete effectively in the sale of products to consumers through the health care channels.

TO SELL BRANDED PRODUCTS IN HEALTH CARE CHANNELS, WE WILL HAVE TO SUCCESSFULLY COMMUNICATE CHROMIUM PICOLINATE'S HEALTH BENEFITS TO THE MEDICAL COMMUNITY.

         We plan to build awareness for our products through media campaigns that leverage research outcomes, and through testimonials from health care professionals. If these efforts are not successful we will not be able to compete in this market and the products we propose for this market will fail.

IF WE ARE UNABLE TO DEFEND OUR MARKET POSITION FROM LARGER, BETTER-FINANCED COMPETITORS, OUR BUSINESS COULD SUFFER.

         In considering our competitive position, we distinguish between our existing ingredients business, on the one hand, and our prospective therapeutic branded products, on the other. We have a relatively strong position for existing stand-alone chromium sales where we believe that we have an approximately 80% share of the market, and we have a 15% market share for sales of chromium into multi-ingredient products, based on reports on retail sales furnished by SPINS and Information Resources Inc. SPINS and Information Resources Inc. are in the business of providing sales and marketing data. Our major competitor is InterHealth Nutraceuticals Inc. which is a privately held Company that markets chromium polynicotinate. Based on SPINS data, we estimate that InterHealth has approximately a 12% share of the market for standalone chromium sales

         Our proposed therapeutic branded business will confront many large established companies in a huge industry that serves the diabetes therapeutic market. The market is served by the major pharmaceutical companies such as Eli Lilly, Johnson & Johnson, Bristol-Myers Squibb, and GlaxoSmithKline that offer various medications to diabetics. Our success in this arena will in large part depend on our obtaining a scientific consensus that our supplement offers benefits that are competitive with the numerous products offered by companies that participate in this business.

         The nutritional product industry and the related drug industries are, of course, intensely competitive. Our competitors include major companies with raw materials and finished product divisions that also engage in the development and sale of dietary supplements. The great majority of these competitors have financial and technical resources as well as production and marketing capabilities substantially greater than ours. In addition, many of our competitors have experience significantly greater than we have in the development and testing of new or improved products.

OUR PRODUCTS MAY BECOME OBSOLETE DUE TO TECHNOLOGICAL ADVANCES.

         We are developing products in areas that are undergoing rapid technological advances and we may be unable to take advantage of these advances. In addition, the successful application of these technological advances by competitors may render our products obsolete. In the nutrition supplement market there are numerous products for which claims are made similar to those we make for chromium picolinate. Examples of other products are: Alpha Lipoic Acid that is marketed for enhancing insulin sensitivity and improving sugar metabolism; Magnesium that is marketed for improving glucose tolerance; Vitamin E that is marketed for glucose tolerance; and Vanadium that is marketed for improving insulin resistance and stabilizing glucose levels. The Company is not aware of any studies that compare the relative advantages or disadvantages of the Company's products as against these other products. Research supporting competitors' claims in the nutrition supplement market is not subject to mandatory review by any government agency. Therefore, new products can appear and be brought to market rapidly and with little advance notice. A product competitive with chromium picolinate may appear or be supported by new research before we are able to respond with new product development or countervailing research. If competing products are developed that customers believe are superior to our products, sales of our products could decline and our business would be harmed.

IF WE ARE NOT ABLE TO MEET REGULATORY REQUIREMENTS THAT APPLY TO OUR PRODUCTS, WE WILL NOT BE ABLE TO MARKET THEM WITH CLAIMS FOR THEIR USE.

         The U.S. Food and Drug Administration regulates the labeling and marketing of our dietary supplements under the Dietary Supplement and Health Education Act, also known as DSHEA. Under DSHEA, we are required to submit for FDA approval claims regarding the effect of our dietary supplements on the structure or function of the body. DSHEA also requires FDA approval for health claims that relate dietary supplements to disease prevention.

         Within 45 days after first marketing a product, a company must submit to the FDA for review each claim by the company that the product benefits bodily structure or function. If the FDA believes that a claim suggests the product is intended to diagnose, treat, cure or prevent a disease, it will reject the claim, usually within three months, in which case the company may no longer make the claim. To date, the FDA has not rejected any of our claims for benefit to bodily structure and function that are significant for the marketing of our products. Should the FDA in the future reject significant claims, we may be unable to interest consumers in purchasing our products.

         The FDA review of health claims requires significant scientific agreement that the totality of the data supports the claims that a product prevents disease. This process is usually conducted within a 270-day review period, although the FDA may require that the review period be extended. During the review period, the FDA may request additional information and meetings at which the pending claims are discussed. Should the FDA reject our health claims, we will continue to be able to make claims concerning the benefits of our products to the structure or function of the body, but we will not be able to claim that our products prevent disease. We believe that health claims will enhance our ability to market our products. We applied for a health claim on December 19, 2003, related to the prevention of diabetes. The FDA has extended the 270-day review period until April 18, 2005. We have not previously applied for approval of any health claim.

WE ARE SUBJECT TO A FEDERAL TRADE COMMISSION CONSENT AGREEMENT THAT MAY ADVERSELY AFFECT OUR BUSINESS

         The Federal Trade Commission ("FTC") regulates product-advertising claims, and requires that claims be supported by competent and reliable scientific evidence. Prior to our acquisition of a California limited partnership called Nutrition 21 ("Nutrition 21 LP"), the FTC opened an inquiry into certain of the claims that Nutrition 21 LP was making for chromium picolinate. The inquiry was terminated by the FTC with Nutrition 21 LP entering into a consent agreement that requires Nutrition 21 LP to support its claims by competent and reliable scientific evidence. After we acquired Nutrition 21 LP, we undertook new clinical studies to support the claims we intended to make for our products. The FTC has subsequently audited our chromium picolinate advertising and has not found either a lack of competent and reliable scientific evidence or a failure to comply with the consent agreement. We are discussing with the FTC whether we should have any liability for weight loss advertising claims that were made on QVC, Inc. televised shopping programs for Lite Bites consumer products. The FTC continues to monitor our advertising and could limit our advertising in ways that could make marketing our products more difficult or result in lost sales.

IF WE DO NOT ENFORCE OUR PATENT RIGHTS, OR ARE UNSUCCESSFUL ENFORCING OUR PATENT RIGHTS, WE WILL FACE INCREASED COMPETITION

Our significant patents consist of:

         three method of use patents that expire in 2009 that cover the use of chromium picolinate for improving body composition, glucose stabilization and cholesterol maintenance,

         another method of use patent that expires in 2015 and covers the use of high doses of chromium picolinate for glucose stabilization,

         four patents that expire in 2017 and cover the use of chromium for relieving the symptoms of depression and pre-menstrual syndrome,

         two composition of matter patents that expire in 2017 and cover chromium picolinate and biotin compositions and their use for stabilizing serum glucose,

         one composition of matter patent that expires in 2017 and covers a composition of chromium picolinate and other ingredients and its use for improving body composition, and

         16 other chromium-based patents that expire in 2017, 2018 and 2021 that cover a range of compositions and uses for which we do not offer products.

         We have also applied for ten other United States patents relating to improving insulin sensitivity, reducing hyperglycemia, and treatment of diabetes, dyslipidemia, hypercholesterolemia and other diseases. If we do not obtain patent protection, our ability to develop and market products for these disease states will be adversely affected, since we will be subject to competition on the products we develop. To date, we have not been denied a patent on any application. However, there is no guarantee a patent will be granted in each instance.

         Composition of matter patents protect the manufacture, sale or use of a product. Method of use patents cover the use of a product. Method of use patents are more difficult to enforce since the actual infringer is the person that takes the chromium picolinate for the patented use. In order to enforce a method of use patent against manufacturers or sellers, the patent owner must prove contributory or induced infringement, which is more difficult than enforcing a composition of matter patent.

         We are from time to time faced with competition from companies, including importers, that disregard our patent rights. Companies frequently take calculated risks that we will not sue to enforce our patent rights against them and that we will not prevail in any suits that we do bring. In considering whether to bring a patent suit, we take into account the legal costs of enforcing the patent.

         Competitors who disregard our patent rights can undercut our prices because they avoid paying for the technology in their products.

         We brought approximately 20 patent infringement suits under a composition of matter patent that expired in 2001. These suits were settled in our favor, in some cases by agreement of the infringing party to purchase designated amounts of products from us, and in other cases by cash payments to us of as much as $1.75 million. We also brought one infringement suit under our patent that covers the use of chromium picolinate for stabilizing serum glucose. This suit was settled by agreement of the infringing party to purchase from us all of its requirements for chromium picolinate over a designated period. We do not now have any patent infringement suits pending.

IF WE ARE UNABLE TO MAINTAIN A NASDAQ LISTING FOR OUR SECURITIES THE LIQUIDITY OF OUR STOCK WILL BE REDUCED AND INVESTORS MAY BE UNABLE TO SELL THEM, OR MAY BE ABLE TO SELL THEM ONLY AT REDUCED PRICES

         We are currently in compliance with Nasdaq's minimum $1.00 bid price requirement for continued listing on the Nasdaq SmallCap Market. If we fail to meet the $1.00 bid price requirement for at least 30 consecutive business days, we will be provided time to achieve compliance, generally up to one year provided we satisfy the criteria for continued listing other than the minimum bid price. These criteria are stockholders' equity of at least $2,500,000, at least 500,000 shares outstanding held by non-affiliates, at least 300 shareholders who own at least 100 shares each, and at least two market makers. The period during which our common stock will continue to be listed on the Nasdaq SmallCap Market may be extended further subject to certain conditions. Throughout this period the Company can regain compliance by maintaining a $1.00 per share bid price for a minimum of 10 consecutive business days. Should the Company not be in compliance at the end of this period, its common stock will be subject to delisting from the Nasdaq SmallCap Market.

         The liquidity of our common stock will be reduced if our securities fail to maintain a Nasdaq listing. Purchasers of our common stock would likely find it more difficult to sell our common stock, and the market value of our common stock would likely decline.

         In addition, if we fail to maintain a Nasdaq listing for our securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in our securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in our securities, they would become less willing to engage in these transactions, which will make it more difficult for purchasers of our common stock to dispose of their shares.

SALE OF NEWLY ISSUED SHARES MAY DEPRESS THE PRICE OF OUR STOCK.

         We currently have outstanding 38,052,963 shares of common stock, stock options to purchase 5,662,152 shares exercisable at prices ranging from $0.31 to $5.63 and warrants to purchase 621,950 shares exercisable at prices ranging from $0.40 to $3.26. There are no material restrictions on exercise of the options and the warrants. The issuance of shares issuable on exercise of these options and warrants would increase currently outstanding shares by 16.4%. The exercise of these options and warrants and the sale of the shares of common stock issued on exercise would dilute the holdings of current shareholders and may reduce the price of our common stock.

                           FORWARD LOOKING STATEMENTS

You should realize that there are words and phrases in this prospectus that relate to the future, such as "anticipates" and "expects." These words and phrases are based on our current expectations and assumptions, and our results may well differ because of the risk factors that we listed and for other reasons.

                                 USE OF PROCEEDS

            We will not receive any proceeds from the sale of the offered shares by the Selling Security Holders. We have agreed to pay the expenses of registration of the Common Stock, including legal and accounting fees. See "Plan of Distribution." All of the shares of common stock are being sold by the Selling Security Holders for their own accounts.

                            DESCRIPTION OF SECURITIES

            We are authorized to issue 65,000,000 shares of Common Stock, $.005 par value, of which 38,052,963 shares are issued and outstanding. All the outstanding shares of Common Stock are fully paid, validly issued and nonassessable.
            Holders of shares of Common Stock are entitled to share equally on a per-share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities, our assets will be divided pro rata on a per-share basis among the holders of the shares of our Common Stock. There are no conversion or redemption privileges or any sinking fund provisions with respect to the Common Stock.

            Holders of shares of Common Stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including election of directors. The Common Stock does not have cumulative voting rights, which means that the holders of more than 50% of the common stock can elect 100% of the directors of the Company if they choose to do so. The bylaws of the Company require that only a majority of the issued and outstanding shares of Common Stock need be represented to constitute a quorum and transact business at a stockholders' meeting.

         We adopted a Shareholder Rights Plan on September 12, 2002. Under this plan, we distributed, as a dividend, one preferred share purchase right for each share of Common Stock held by stockholders of record as of the close of business on September 25, 2002. The Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of the Company without offering a fair price to all of our stockholders. The Rights will expire on September 11, 2012.

         Each Right entitles stockholders to buy one one-thousandth of a share of newly created Series H Participating Preferred Stock of the Company for $3.00 per share. Each one one-thousandth of a share of the Preferred Stock is designed to be the functional equivalent of one share of Common Stock. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's Common Stock (30% in the case of a person or group that is currently a 15% holder) or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's Common Stock.

         If any person or group (an "Acquiring Person") becomes the beneficial owner of 15% or more of the Company's Common Stock (30% in the case of a person that is currently a 15% holder), then (1) the Rights become exercisable for Common Stock instead of Preferred Stock, (2) the Rights held by the Acquiring Person and certain affiliated parties become void, and (3) the Rights held by others are converted into the right to acquire, at the purchase price specified in the Right, shares of Common Stock of the Company having a value equal to twice such purchase price. The Company will generally be entitled to redeem the Rights, at $.001 per Right, until 10 days (subject to extension) following a public announcement that an Acquiring Person has acquired a 15% position.

                            SELLING SECURITY HOLDERS

         The following table sets forth the names of the Selling Security Holders, all of the securities of the Company beneficially owned by them, and the number of offered shares which may be offered for sale pursuant to this prospectus by each of the Selling Security Holders.

         Gail Montgomery is the President and Chief Executive Officer, and a member of the Board of Directors of our Company. Marvin Moser is a member of the Board of Directors of our Company. John Gutfreund is Chairman of our Board of Directors, and is also Senior Advisor to, and Executive Committee Member of, C.
E. Unterberg, Towbin, a financial advisor to us. James Satloff is Chief Executive Officer, President, and Executive Committee Member of C. E. Unterberg, Towbin, a financial advisor to us. Thomas I. Unterberg is Chairman of C. E. Unterberg, Towbin International, an affiliate of C. E. Unterberg, Towbin, and Senior Advisor to, and Executive Committee Member of, C. E. Unterberg, Towbin, a financial advisor to us. Except as aforesaid, none of the Selling Security Holders has held any position or office or has had any other material relationship with Nutrition 21 or any of its affiliates within the past three years other than as a result of his or her ownership of shares of common stock.
C. E. Unterberg, Towbin is a registered broker-dealer. See Notes 2, 3 and 5

         The Company issued the shares to Gail Montgomery in payment of deferred compensation. All of these securities were issued under Section 4(2) of the Securities Act of 1933. The other Selling Security Holders, other than Gail Montgomery, acquired the shares of common stock referred to opposite their respective names from Burns Philp & Company Ltd., which at the time of these acquisitions was an affiliate of the Company.

         All information with respect to share ownership has been furnished by the Selling Security Holders. The offered shares may be offered from time to time by the Selling Security Holders named below. However, the Selling Security Holders are not obligated to sell any offered shares immediately under this prospectus. The table assumes that all of the offered shares held by the Selling Security Holders are sold, and that the Selling Security Holders acquire no additional shares of common stock before the completion of this offering. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of the date of this prospectus through the conversion or exercise of any security or right.

---------------------------------------- -------------- ------------- -------------- ----------------- ------------
NAME OF SELLING SECURITY HOLDER              ALL          PERCENT     AMOUNT TO BE     SECURITIES        PERCENT
                                          SECURITIES      OF CLASS    OFFERED          OWNED AFTER       OF CLASS
                                         OWNED BEFORE                                   OFFERING
                                           OFFERING
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Bruce Diker Daniel Trust                    25,000           *           25,000             0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Charles Diker                               25,000           *           25,000             0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Contra Offshore Partners, Ltd.              125,000          *           125,000            0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Contra Partners L. P.                       75,000           *           75,000             0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Crestview Capital Master LLC               1,500,000        3.94        1,500,000           0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Dolphin Offshore Partners, LP              1,785,571        4.69        1,785,571           0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Gail Montgomery (1)                        1,367,278        3.59         60,975         1,306,303         3.43
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
James Satloff (2)                           50,000           *           50,000             0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
John Gutfreund (3)                          220,000          *           100,000         120,000            *
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Langley Partners, LP                        750,000         1.97         750,000            0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Mark Norman Diker Trust                     25,000           *           25,000             0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Marvin Moser (4)                            210,000          *           25,000          185,000            *
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Patricia Helen Diker Trust                  25,000           *           25,000             0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Portside Growth and Opportunity Fund        750,000         1.97         750,000            0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
S. F. Capital                              1,000,000        2.63        1,000,000           0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Shea Ventures, LLC                          350,000          *           350,000            0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
SRG Capital LLC                             266,666          *           266,666            0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------

---------------------------------------- -------------- ------------- -------------- ----------------- ------------
NAME OF SELLING SECURITY HOLDER              ALL          PERCENT     AMOUNT TO BE     SECURITIES        PERCENT
                                          SECURITIES      OF CLASS    OFFERED          OWNED AFTER       OF CLASS
                                         OWNED BEFORE                                   OFFERING
                                           OFFERING
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Truk Opportunity Fund LP                    141,000          *           141,000            0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Truk International Fund LP                   9,000           *            9,000             0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Thomas I. Unterberg (5)                     250,000          *           250,000            0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Valerie Charles Diker Fund Inc.             25,000           *           25,000             0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------
Valerie T. Diker Special Account            25,000           *           25,000             0               0
---------------------------------------- -------------- ------------- -------------- ----------------- ------------

*Less than 1%

------------
(1) Consists of 60,975 shares issued at market price on August 6, 2004 at $0.41 per share in payment of $25,000 in deferred compensation. The selling security holder is the Company's President, Chief Executive Officer and a member of the Board.
(2) The selling security holder is the Chief Executive Officer and President of
    C. E. Unterberg, Towbin ("Unterberg"). Unterberg acted as agent on behalf of the investors purchasing shares from Burns Philp & Company Ltd. ("Burns Philp"). An affiliate of Unterberg is an NASD registered market maker. Periodically such affiliate maintains an inventory of and trades in the subject security.
(3) The selling security holder is the Company's Chairman of the Board and a principal in Unterberg. An affiliate of Unterberg is an NASD registered market maker. Periodically such affiliate maintains an inventory of and trades in the subject security.
(4) The selling security holder is a director of the Company.
(5) The selling security holder is Chairman of C. E. Unterberg, Towbin International, an affiliate of Unterberg. Another affiliate of Unterberg is an NASD registered market maker. Periodically such affiliate maintains an inventory of and trades in the subject security.

This registration statement also covers shares that certain Selling Security Holders may receive under agreements currently in effect, the exact number of which cannot be determined at this time, and any additional shares of common stock which become issuable in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

         The common stock offered by this Registration Statement is being offered on behalf of the Selling Security Holders. This common stock may be sold or distributed from time to time by the Selling Security Holders, or by others who received the offered shares from Selling Security Holders. These sales may be made directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire the common stock as principals, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

     o    ordinary brokers' transactions;

     o transactions involving cross or block trades or otherwise on the Nasdaq SmallCap Market;

     o purchases by brokers, dealers or underwriters as principal and resale by purchasers for their own accounts by this prospectus;

     o "at the market" to or through market makers or into an existing market for the common stock;

     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     o through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

     o    in privately negotiated transactions;

     o    to cover short sales; or

     o    any combination of the foregoing.

         From time to time, one or more of the Selling Security Holders may pledge, hypothecate or grant a security interest in some or all of the offered shares owned by them, and the pledgees, secured parties or persons to whom the securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Security Holders. The number of selling shareholder's offered shares beneficially owned by those Selling Security Holders who so transfer, pledge, donate or assign Selling Security Holders' offered shares will decrease as and when they take these actions. The plan of distribution for Selling Security Holders' offered shares sold will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Security Holders. In addition, a selling shareholder may, from time to time, sell short the common stock of Nutrition 21, and then this prospectus may be delivered in connection with the short sales and the offered shares may be used to cover the short sales.

         A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with a selling shareholder, including, without limitation, in connection with distributions of the common stock by broker-dealers. A selling shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the offered shares to the broker-dealers, who may then resell or otherwise transfer the offered shares. A selling shareholder may also loan or pledge the offered shares to a broker- dealer and the broker-dealer may sell the offered shares so loaned or upon a default may sell or otherwise transfer the pledged offered shares.

         Brokers, dealers, underwriters or agents participating in the distribution of the offered shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Security Holders and/or purchasers of the common stock for whom these broker-dealers may act as agent, or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The Selling Security Holders and any broker-dealers who act in connection with the sale of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, or the Securities Act, and any commissions they receive and proceeds of any sale of the offered shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither Nutrition 21 nor any selling shareholder can presently estimate the amount of this compensation. Nutrition 21 knows of no existing arrangements between any Selling Security Holders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the offered shares.

         Nutrition 21 will pay substantially all of the expenses incident to the registration, offering and sale of the offered shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. Nutrition 21 has also agreed to indemnify the Selling Security Holders and certain related persons against certain liabilities, including liabilities under the Securities Act.

         If indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Nutrition 21, Nutrition 21 has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

                                  LEGAL MATTERS

         Legal matters relating to the validity of the securities offered hereunder are being passed upon for Nutrition 21 by Oscar D. Folger, Esq., 521 Fifth Avenue, New York, New York 10175. Mr. Folger's wife owns 29,775 shares of the common stock of Nutrition 21.

                                     EXPERTS

         The consolidated financial statements and related financial statement schedule of Nutrition 21, Inc. as of and for the years ended June 30, 2004 and 2003, have been incorporated by reference in the Prospectus and elsewhere in the registration statement in reliance upon the report of J. H. Cohn LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Nutrition 21, Inc. and related financial statement schedule as of June 30, 2002, and for the year ended June 30, 2002, appearing in Nutrition 21, Inc.'s Annual Report (Form 10-K) for the year ended June 30, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                MATERIAL CHANGES

         There have been no material developments since the filing on September 24, 2004 of Nutrition 21's Annual Report on Form 10-K for the fiscal year ended June 30, 2004, which are not described in a report on Form 10-Q or Form 8-K.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, in accordance with the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC's World Wide Website at http://www.sec.gov.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus also does not contain all the information set forth in the registration statement. For further information, you can obtain the complete registration statement and the documents incorporated herein by reference from the SEC offices listed above.

         We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

         The following documents, which have been filed with the SEC by Nutrition 21, are incorporated in this prospectus by reference and made a part of it. The SEC file number for all documents which are incorporated by reference is 0-14983.

     (1)  Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

     (2) The Company's Proxy Statement dated November 8, 2004, for the Company's Annual Meeting held on December 14, 2004.

     (3) Quarterly Report on Form 10-Q for the first fiscal quarter ended September 30, 2004 and for the second fiscal quarter ended December 31, 2004.

     (4) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (1) and
          (2) above.

         In addition, any amendments to these document and all other reports, proxy statements and other documents of Nutrition 21 hereafter filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this prospectus, shall be deemed to be incorporated in this prospectus and made a part of it by reference from the date of filing of each of these documents. Statements in this prospectus modify and supersede statements contained in all earlier documents incorporated by reference in this prospectus. Further, all future documents incorporated by reference will modify and supersede this prospectus.

         Nutrition 21 undertakes to provide without charge to each person to whom this prospectus is delivered, upon the written or oral request, a copy of any and all of the information that has been incorporated by reference in the prospectus. Exhibits to the information that is incorporated by reference will be included only if the exhibits are specifically incorporated by reference into the information that the prospectus incorporates. Requests should be directed to the Secretary, Nutrition 21 Inc., 4 Manhattanville Road, Purchase, New York 10577, telephone number (914) 701-4503.

                                 INDEMNIFICATION

         Nutrition 21's by-laws provide that Nutrition 21 will indemnify its directors and officers to the fullest extent permitted by law. The New York Business Corporation Law provides that a corporation may indemnify a director or officer made a party to a derivative action against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which the director or officer is adjudged to have breached his duty to the corporation. In addition, the New York Business Corporation Law provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

         If indemnification for liabilities arising under the Securities Act is permitted to directors, officers or persons controlling Nutrition 21 under the foregoing provisions, or otherwise, Nutrition 21 has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                               NUTRITION 21, INC.


                                7,388,212 SHARES
                                  COMMON STOCK

--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------


                               FEBRUARY ___, 2005


                              ABOUT THIS PROSPECTUS

         THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION OR REPRESENTATIONS PROVIDED IN OR INCORPORATED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT. YOU SHOULD ALSO BE AWARE THAT THE INFORMATION IN THIS PROSPECTUS MAY CHANGE AFTER THIS DATE.


                                TABLE OF CONTENTS

                     The Company .......................    4
                     Risk Factors ......................    5
                     Forward Looking Statements ........   11
                     Use of Proceeds ...................   11
                     Description of Securities .........   11
                     Selling Security Holders ..........   13
                     Plan of Distribution ..............   16
                     Legal Matters .....................   17
                     Experts ...........................   17
                     Material Changes ..................   18
                     Find More Information .............   18
                     Incorporation by Reference ........   18
                     Indemnification ...................   19

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated as follows:

Securities and Exchange Commission fee........  $    1,078
Legal Fees and expenses.......................  $    2,500
Accountants' fees and expenses................  $    8,100
Miscellaneous.................................  $    2,000

                  Total.......................  $   13,678


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 5.04 of Nutrition 21's by-laws provides that Nutrition 21 will indemnify its directors and officers to the fullest extent permitted by law.

     Section 722 of the New York Business Corporation Law provides that a corporation may indemnify a director or officer made a party to a derivative action, against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the corporation. Such indemnification does not include amounts paid in settling or otherwise disposing of a threatened or pending action which is settled or otherwise disposed of without court approval.

     Section 722 of the Business Corporation Law further provides that a corporation may indemnify a director or officer, made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

     Section 723 specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been completely successful, whether on the merits or otherwise, in defending an action referred to in Section 722. In the event that the director or officer has not been wholly successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.
Section 724 provides that upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723. Section 725 provides that no indemnification agreement in any Certificate of Incorporation or By-Laws is valid unless consistent with the statute. In addition, Section 725 contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

     Insofar as indemnification by Nutrition 21 for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Nutrition 21 under the foregoing provisions, or otherwise, Nutrition 21 has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, Nutrition 21 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. Nutrition 21 may, however, pay expenses incurred or paid by a director, officer or controlling person of Nutrition 21 in the successful defense of any action, suit or proceeding.

ITEM 16.  EXHIBITS.

Exhibit No.       Description
-----------       -----------

(5)               Opinion of Oscar D. Folger

(23)(a)           Consent of Oscar D. Folger (included in Exhibit 5)

(23)(b)           Consent of J. H. Cohn LLP

(23)(c)           Consent of Ernst & Young LLP

-------------------------------------

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification by Nutrition 21 for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Nutrition 21 under the foregoing provisions, or otherwise, Nutrition 21 has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, Nutrition 21 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Purchase, New York on the 17th day of February, 2005.

                                                Nutrition 21, Inc.

                                                By: /s/ Gail Montgomery
                                                    ---------------------------
                                                    Gail Montgomery
                                                    President, CEO and Director


                                POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Gail Montgomery as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

                              --------------------

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                   Title                              Date
---------                   -----                              ----

/s/
-------------------------   Chairman of the Board              February 17, 2005
John H. Gutfreund

/s/
-------------------------   President, CEO and Director        February 17, 2005
Gail Montgomery

/s/
-------------------------   CFO (Principal Financial Officer)  February 17, 2005
Paul Intlekofer

/s/
-------------------------   Director                           February 17, 2005
P. George Benson

/s/
-------------------------   Director                           February 17, 2005
Warren D. Cooper

/s/
-------------------------   Director                           February 17, 2005
Audrey T. Cross

/s/
-------------------------   Director                           February 17, 2005
Marvin Moser

/s/
-------------------------   Director                           February 17, 2005
Robert E. Pollack